EXHIBIT 3.1.1

CERTIFICATE ACCOMPANYING
AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
ALKANE, INC.

Pursuant to the provisions of Section 607.1001, 607.1003 and 607.1007 of the Florida Business Corporation Act (the "Act"), the undersigned corporation, ALKANE, INC. (the "Corporation"), a Florida corporation, certifies the following:

1.           The name of the Corporation is ALKANE, INC.

2.           The Amended and Restated Articles of Incorporation amend and restate the Corporation's Articles of Incorporation in their entirety.

3.           The Amended and Restated Articles of Incorporation were adopted by the written consent of all of the members of the Board of Directors of the Corporation effective January 25, 2010.

4.           The Amended and Restated Articles of Incorporation were recommended by the Board of Directors of the Corporation and submitted to the shareholders of the Corporation for approval by written consent on January 25, 2010. The Amended and Restated Articles of Incorporation of the Corporation were approved by the shareholders of the Corporation, with the number of votes cast for the amendment being sufficient for approval in accordance with the applicable provisions of the Act.

IN WITNESS WHEREOF, the President of the Corporation has signed this Certificate as of January 25, 2010.

ALKANE, INC. By: /s/ Mathew Zuckerman Name: Mathew Zuckerman Title: President

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ALKANE, INC.

Pursuant to Sections 607.1001, 607.1003, and 607.1007 of the Florida Business Corporation Act (the "Act"), ALKANE, INC. (the “Corporation”) approves and adopts the following Amended and Restated Articles of Incorporation:

ARTICLE I
NAME

The name of the Corporation is ALKANE, INC.

ARTICLE II
TERM OF EXISTENCE

The Corporation will have perpetual existence thereafter.

ARTICLE III
PRINCIPAL OFFICE

The principal office and mailing address of the Corporation is 2205 Yolk Road, Lutherville, MD 21093.

ARTICLE IV
PURPOSE

The purpose or purposes for which the Corporation is organized is to engage in the transaction of any or all lawful business for which the Corporation may be incorporated under the provisions of the Florida General Corporation Act.

ARTICLE V
CAPITAL STOCK

The Corporation is authorized to issue 125,000,000 shares of common stock, $.001 par value, which will be designated Common Stock.

ARTICLE VI
REGISTERED OFFICE AND AGENT

The street address of the initial registered office of the Corporation is 1200 South Pine Island Road, Plantation, Florida 33324 and the name of its registered agent at such address is CT Corporation System.

ARTICLE VII
DIRECTORS

The Corporation will have two directors initially.  The number of directors may be increased or decreased from time to time as provided in the bylaws of the Corporation, but the Corporation will always have at least one director.  Listed below is the title and name of each current officer/director:

President/CEO	Mathew Zuckerman 4336 Toloca Avenue Toloca Lake, CA 91602
Vice President	Louis O. Petrucci, Sr. 2205 York Road Lutherville, MD 21093

ARTICLE VIII
BYLAWS

The power to adopt, alter, amend or repeal bylaws will be vested in the Corporation’s Board of Directors.

ARTICLE IX
INDEMNIFICATION

The Corporation will indemnify any director or officer or any former director or officer, to the fullest extent permitted by law.

ARTICLE X
AMENDMENT

These Articles of Incorporation may be amended in the manner provided by law.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on January 25, 2010.

By: /s/ Mathew Zuckerman Name: Mathew Zuckerman Title: President